Exhibit 99.1

MADISON SQUARE GARDEN ENTERTAINMENT CORP. REPORTS

FISCAL 2021 FIRST QUARTER RESULTS

Company Completes $650 Million Debt Financing Further Strengthening Liquidity Position

NEW YORK, N.Y., November 16, 2020 - Madison Square Garden Entertainment Corp. (NYSE: MSGE) (“MSG Entertainment”) today reported financial results for the fiscal first quarter ended September 30, 2020.

As a result of the COVID-19 pandemic, the Company’s performance venues and Tao Group Hospitality’s entertainment dining and nightlife venues were closed in mid-March and, except for certain Tao Group Hospitality venues, remained closed during the fiscal 2021 first quarter, materially impacting the Company’s financial results. For the fiscal 2021 first quarter, the Company reported revenues of $14.4 million, a decrease of 92% as compared with the prior year quarter.(1)(2) In addition, the Company had an operating loss of $126.6 million and an adjusted operating loss of $67.7 million, compared to an operating loss of $68.1 million and an adjusted operating loss of $30.1 million in the prior year quarter.(3)(4)

The Company recently completed a $650 million debt financing in the form of a five-year senior secured term loan, significantly strengthening the Company’s liquidity position. In addition, Madison Square Garden Sports Corp. (“MSG Sports”) recently terminated its $200 million delayed draw term loans with MSG Entertainment, which removed a potential near-term obligation for the Company.

Executive Chairman and CEO James L. Dolan said, “Our business continues to be impacted by COVID-19; however, we remain confident that our Company is well-positioned to navigate these unprecedented times. Our focus is on preserving our strong balance sheet and protecting our core entertainment business, while we also make important progress on MSG Sphere. We remain encouraged by the continued engagement from artists and fans, and expect our business to return quickly when we are able to safely re-open our venues.”

Segment Results for the Quarter Ended September 30, 2020 and 2019:

	Three Months Ended September 30,		Change
	2020	2019	$	%
Revenues
Entertainment	$7.6	$119.7	$(112.1)	(94)%
Tao Group Hospitality	7.2	58.6	(51.4)	(88)%
Other(5)	(0.4)	(0.3)	(0.1)	NM

Total Revenues	$14.4	$178.0	$(163.6)	(92)%

Operating Income (Loss)
Entertainment	$(110.7)	$(67.4)	$(43.2)	(64)%
Tao Group Hospitality	(11.3)	3.3	(14.6)	NM
Other(5)	(4.7)	(4.0)	(0.7)	NM

Total Operating Loss	$(126.6)	$(68.1)	$(58.5)	(86)%

Adjusted Operating Income (Loss)
Entertainment	$(58.3)	$(35.6)	$(22.7)	(64)%
Tao Group Hospitality	(9.1)	5.6	(14.7)	NM
Other(5)	(0.3)	(0.1)	(0.2)	NM

Total Adjusted Operating Loss	$(67.7)	$(30.1)	$(37.5)	(125)%

Note: Does not foot due to rounding

(1)

Financial results for the three months ended September 30, 2019 are presented in accordance with accounting requirements for the preparation of carve-out financial statements, reflecting the results of the entertainment businesses previously owned and operated by MSG Sports through its MSG Entertainment business segment, as well as the sports bookings business previously owned and operated by MSG Sports through its MSG Sports business segment. These results do not include the impact of intercompany agreements between the Company and MSG Sports, which were effective as of the date of the spin-off (April 17, 2020) and may not reflect the level of expenses that would have been incurred by the Company had it been a stand-alone company for the period presented.

(2)	Fiscal 2020 first quarter operating results include the results for the Forum which was sold on May 1, 2020.
(3)	Fiscal 2021 first quarter operating loss includes $19.9 million of restructuring charges related to the Company’s workforce reduction.
(4)	See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.
(5)	Includes inter-segment eliminations and, for operating income (loss), purchase accounting adjustments.

Entertainment

For the fiscal 2021 first quarter, Entertainment segment revenues of $7.6 million decreased 94%, or $112.1 million, as compared with the prior year quarter, primarily reflecting the impact of COVID-19. The closure of the Company’s venues led to decreases of $70.4 million in event-related revenues, $19.6 million in suite license fee revenues, and $11.6 million in venue-related signage and sponsorship revenues. In addition, the prior year quarter included $11.8 million in revenues from the Forum, which was sold in May 2020.

Fiscal 2021 first quarter direct operating expenses of $23.6 million decreased 75%, or $71.3 million, as compared with the prior year quarter, primarily reflecting the impact of COVID-19. The absence of events in the quarter led to decreases of $42.7 million in event-related expenses at the Company’s venues, $13.4 million in suite license expenses, and $6.2 million in venue-related signage and sponsorship expenses. In addition, the prior year quarter included $6.9 million in direct operating expenses from the Forum.

Fiscal 2021 first quarter selling, general and administrative expenses of $52.7 million decreased 25%, or $17.7 million, as compared with the prior year quarter. This primarily reflects an $11.4 million decrease in professional fees primarily related to litigation, corporate development, and MSG Sphere content development and a $3.9 million decrease in employee compensation and related benefits.

Fiscal 2021 first quarter operating loss of $110.7 million increased 64%, or $43.2 million, and adjusted operating loss of $58.3 million increased 64%, or $22.7 million, both as compared to the prior year quarter. This primarily reflects the decrease in revenues, partially offset by lower direct operating expenses and, to a lesser extent, lower selling, general and administrative expenses. With respect to operating loss, the increase was also driven by $19.9 million of restructuring charges related to the Company’s full-time workforce reduction in August 2020.

Tao Group Hospitality

For the fiscal 2021 first quarter, Tao Group Hospitality segment revenues of $7.2 million decreased 88%, or $51.4 million, as compared to the prior year quarter, primarily reflecting the impact of COVID-19. The closure of certain entertainment dining and nightlife venues reduced revenues by $25.7 million, while capacity restrictions at re-opened venues reduced revenues by $20.9 million.

Fiscal 2021 first quarter direct operating expenses of $9.8 million decreased 72%, or $25.8 million, as compared to the prior year quarter, primarily as a result of the COVID-19 pandemic. Employee compensation and related benefits decreased $11.6 million, primarily due to a significant reduction in Tao Group Hospitality’s venue staff. In addition, the cost of food and beverage and venue entertainment decreased $10.8 million primarily resulting from the closure of certain venues and capacity restrictions at re-opened venues.

Fiscal 2021 first quarter selling, general and administrative expenses of $7.6 million decreased 56%, or $9.8 million, as compared to the prior year quarter. This primarily reflects a $3.5 million decrease in marketing costs and a $1.4 million decrease in employee compensation and related benefits, as well as other net decreases.

Fiscal 2021 first quarter operating income decreased by $14.6 million to a loss of $11.3 million and adjusted operating income decreased by $14.7 million to a loss of $9.1 million, both as compared to the prior year quarter. This primarily reflects the decrease in revenues, partially offset by lower direct operating expenses and, to a lesser extent, lower selling, general and administrative expenses.

Other Matters

During this period of uncertainty, the Company has taken a number of steps to reduce expenses and conserve its liquidity. In August, the Company implemented a workforce reduction and significant spending cuts, resulting in approximately $100 million in estimated operating expense savings on an annual basis. The ongoing effects of the pandemic also drove the Company’s decision to lengthen its construction timetable for MSG Sphere in Las Vegas, which the Company expects to open in calendar 2023.

This month, the Company completed a $650 million debt financing in the form of a five-year senior secured term loan at a subsidiary of MSG Entertainment that owns and operates the Company’s core live entertainment business. The term loan collateral package includes equity interests in certain of the Company’s venues and the Christmas Spectacular Starring the Radio City Rockettes production, but excludes the Madison Square Garden Arena. MSG Sphere and Tao Group Hospitality are not in the term loan borrower group. The financing bolsters the Company’s already strong liquidity position, further strengthening MSG Entertainment’s ability to support its core businesses through this shutdown of its venues.

Also in November, MSG Sports terminated its $110 million New York Knicks delayed draw term loan and its $90 million New York Rangers delayed draw term loan, both with MSG Entertainment. These facilities, which were undrawn, were scheduled to mature in October 2021. The termination of these facilities removes a potential near-term obligation for the Company.

As of September 30, 2020, pro forma for the debt financing, the Company’s cash balance and total debt outstanding were nearly $1.6 billion and $682.5 million, respectively.

The Company’s cash balance at quarter-end included approximately $191 million in deferred revenue and collections due to promoters, as compared to approximately $200 million as of June 30, 2020. The overall balance as of September 30, 2020 was primarily related to suites and tickets, which will be addressed, to the extent necessary, through credits, make-goods, refunds and/or rescheduled dates. Of the amount related to tickets, the significant majority was for events that have been or are expected to be rescheduled into calendar 2021. A majority of ticket holders for rescheduled events have opted to retain their tickets and, as a result, the Company paid out less than $10 million in ticket-related refunds in the fiscal 2021 first quarter.

About Madison Square Garden Entertainment Corp.

Madison Square Garden Entertainment Corp. (MSG Entertainment) is a leader in live entertainment experiences. The Company presents or hosts a broad array of events in its diverse collection of venues: New York’s Madison Square Garden, Hulu Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; and The Chicago Theatre. MSG Entertainment is also building a new state-of-the-art venue in Las Vegas, MSG Sphere at The Venetian, and has announced plans to build a second MSG Sphere in London, pending necessary approvals. In addition, the Company features the original production – the Christmas Spectacular Starring the Radio City Rockettes – and through Boston Calling Events, produces the Boston Calling Music Festival. Also under the MSG Entertainment umbrella is Tao Group Hospitality, with entertainment dining and nightlife brands including Tao, Marquee, Lavo, Avenue, Beauty & Essex and Cathédrale. More information is available at www.msgentertainment.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before (i) adjustments to remove the impact of non-cash straight-line leasing revenue associated with the Arena License Agreements with MSG Sports, (ii) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (iii) amortization for capitalized cloud computing arrangement costs, (iv) share-based compensation expense or benefit, (v) restructuring charges or credits, and (vi) gains or losses on sales or dispositions of businesses and associated settlements, which is referred to as adjusted operating income (loss), a non-GAAP measure. In addition to excluding the impact of the items discussed above, the impact of purchase accounting adjustments related to business acquisitions is also excluded in evaluating the Company’s consolidated adjusted operating income (loss). We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash. We believe that given the length of the Arena License Agreements and resulting magnitude of the difference in leasing revenue recognized and cash revenue received, the exclusion of non-cash leasing revenue provides investors with a clearer picture of the Company’s operating performance.

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates, the impact of the COVID-19 pandemic and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns EVP and Chief Communications Officer Madison Square Garden Entertainment Corp. (212) 465-6442	Ari Danes, CFA Senior Vice President, Investor Relations & Treasury Madison Square Garden Entertainment Corp. (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 4:30 p.m. ET at investor.msgentertainment.com

Conference call dial-in number is 888-421-7163 / Conference ID Number 8046795

Conference call replay number is 855-859-2056 / Conference ID Number 8046795 until November 22, 2020

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,
	2020	2019
Revenues	$14,378	$177,963
Direct operating expenses	34,159	131,522
Selling, general and administrative expenses	60,325	87,767
Depreciation and amortization	26,582	26,820
Restructuring charges	19,927	—

Operating loss	(126,615)	(68,146)
Other income (expense):
Loss in equity method investments	(1,696)	(1,473)
Interest income	295	7,315
Interest expense	(409)	(1,105)
Miscellaneous income, net	34,224	7,031

Loss from operations before income taxes	(94,201)	(56,378)
Income tax expense	(163)	(185)

Net loss	(94,364)	(56,563)
Less: Net loss attributable to redeemable noncontrolling interests	(3,889)	(636)
Less: Net income (loss) attributable to nonredeemable noncontrolling interests	(630)	40

Net loss attributable to Madison Square Garden Entertainment Corp.’s stockholders	$(89,845)	$(55,967)

Basic and diluted loss per common share attributable to Madison Square Garden Entertainment Corp.’s stockholders	$(3.69)	$(2.33)
Basic and diluted weighted-average number of common shares outstanding	24,334	23,992

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

(Unaudited)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income (loss) as described in this earnings release:

•

Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the MSG Entertainment Employee Stock Plan, MSG Sports Employee Stock Plan and Non-Employee Director Plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.

•	Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company’s full-time workforce reduction in August 2020.

•

Purchase accounting adjustments. This adjustment eliminates the impact of various purchase accounting adjustments related to business acquisitions, primarily favorable / unfavorable lease agreements of the acquiree.

	Three Months Ended September 30,
	2020	2019
Operating loss	$(126,615)	$(68,146)
Share-based compensation	11,529	10,085
Depreciation and amortization(1)	26,582	26,820
Restructuring charges	19,927	—
Other purchase accounting adjustments	924	1,120

Adjusted operating loss	$(67,653)	$(30,121)

(1)	Includes depreciation and amortization related to purchase accounting adjustments.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SEGMENT RESULTS

(Dollars in thousands)

(Unaudited)

BUSINESS SEGMENT RESULTS

	Three Months Ended September 30, 2020
	Entertainment	Tao Group Hospitality	Other(2)	Total
Revenues	$7,555	$7,221	$(398)	$14,378
Direct operating expenses	23,615	9,828	716	34,159
Selling, general and administrative expenses	52,650	7,603	72	60,325
Depreciation and amortization	22,014	1,046	3,522	26,582
Restructuring charges	19,927	—	—	19,927

Operating loss	$(110,651)	$(11,256)	$(4,708)	$(126,615)
Reconciliation to adjusted operating loss:
Share-based compensation	10,433	1,096	—	11,529
Depreciation and amortization(1)	22,014	1,046	4,446	27,506
Restructuring charges	19,927	—	—	19,927

Adjusted operating loss	$(58,277)	$(9,114)	$(262)	$(67,653)

	Three Months Ended September 30, 2019
	Entertainment	Tao Group Hospitality	Other(2)	Total
Revenues	$119,652	$58,617	$(306)	$177,963
Direct operating expenses	94,960	35,667	895	131,522
Selling, general and administrative expenses	70,349	17,424	(6)	87,767
Depreciation and amortization	21,787	2,179	2,854	26,820

Operating loss	$(67,444)	$3,347	$(4,049)	$(68,146)
Reconciliation to adjusted operating loss:
Share-based compensation	10,057	28	—	10,085
Depreciation and amortization(1)	21,787	2,179	3,974	27,940

Adjusted operating loss	$(35,600)	$5,554	$(75)	$(30,121)

(1)	Depreciation and amortization includes other purchase accounting adjustments of $924 and $1,120 for the three months ended September 30, 2020 and September 30, 2019, respectively.
(2)	Includes inter-segment eliminations and, for operating income (loss), purchase accounting adjustments.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2020	June 30, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$925,779	$906,555
Restricted cash	27,807	17,749
Short-term investments	38,888	337,192
Accounts receivable, net	63,710	57,184
Net related party receivables	45,043	23,062
Prepaid expenses	62,191	62,127
Other current assets	15,647	22,633

Total current assets	1,179,065	1,426,502
Investments in nonconsolidated affiliates	50,982	52,622
Property and equipment, net	1,739,755	1,646,115
Right-of-use lease assets	208,779	220,328
Amortizable intangible assets, net	147,542	150,426
Indefinite-lived intangible assets	63,801	63,801
Goodwill	74,309	74,309
Other assets	122,005	85,103

Total assets	$3,586,238	$3,719,206

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED BALANCE SHEETS (continued)

(In thousands)

(Unaudited)

	September 30, 2020	June 30, 2020
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current Liabilities:
Accounts payable	$7,734	$17,258
Net related party payables, current	18,844	18,418
Current portion of long-term debt, net of deferred financing costs	5,398	5,429
Accrued liabilities:
Employee related costs	44,544	68,837
Other accrued liabilities	106,131	125,452
Operating lease liabilities, current	53,356	53,388
Collections due to promoters	12,987	31,879
Deferred revenue	202,008	189,308

Total current liabilities	451,002	509,969
Long-term debt, net of deferred financing costs	26,845	28,126
Operating lease liabilities, noncurrent	164,279	174,219
Defined benefit and other postretirement obligations	25,633	26,132
Other employee related costs	14,259	15,591
Collections due to promoters, noncurrent	10,394	—
Deferred tax liabilities, net	12,632	12,450
Other liabilities	80,190	78,279

Total liabilities	785,234	844,766

Commitments and contingencies
Redeemable noncontrolling interests	17,298	20,600
Madison Square Garden Entertainment Corp. Stockholders’ Equity:
Class A Common stock, par value $0.01, 120,000 shares authorized; 19,613 and 19,493 shares outstanding as of September 30, 2020 and June 30, 2020, respectively	196	195
Class B Common stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of September 30, 2020 and June 30, 2020	45	45
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of September 30, 2020 and June 30, 2020	—	—
Additional paid-in capital	2,757,155	2,751,318
Treasury stock, at cost, no shares as of September 30, 2020 and June 30, 2020, respectively	—	—
Retained earnings	52,091	141,936
Accumulated other comprehensive loss	(37,554)	(51,857)

Total Madison Square Garden Entertainment Corp. stockholders’ equity	2,771,933	2,841,637
Nonredeemable noncontrolling interests	11,773	12,203

Total equity	2,783,706	2,853,840

Total liabilities, redeemable noncontrolling interests and equity	$3,586,238	$3,719,206

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2020	2019
Net cash used in operating activities	$(163,841)	$(19,171)
Net cash provided by (used in) investing activities	194,330	(66,610)
Net cash used in financing activities	(7,021)	(35,286)
Effect of exchange rates on cash, cash equivalents and restricted cash	5,814	(1,950)

Net increase (decrease) in cash, cash equivalents and restricted cash	29,282	(123,017)
Cash, cash equivalents and restricted cash at beginning of period	924,304	1,092,065

Cash, cash equivalents and restricted cash at end of period	$953,586	$969,048